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                    [LETTERHEAD OF BAKER AND BOTTS, L.L.P.]


                                                                     EXHIBIT 5.1


                                                 February 24, 1998

TCI Communications, Inc.
Terrace Tower II
5619 DTC Parkway
Englewood, Colorado  80111

Gentlemen:

         Reference is made to the Registration Statement on Form S-3, Commission File No. 333- 44745 (as amended, the "Registration Statement") filed by TCI Communications, Inc., a Delaware corporation (the "Company"), and Tele-Communications, Inc., a Delaware corporation (the "Parent"), in connection with the offering from time to time of (i) senior, senior subordinated or subordinated debt securities of the Company (the "Debt Securities"), (ii) shares of Series Preferred Stock of the Parent, which may be issued in the form of depositary shares evidenced by depositary receipts if the Parent elects to issue fractional interests in shares of a series of Series Preferred Stock, (iii) shares of Tele-Communications, Inc. Series A TCI Group Common Stock, par value $1.00 per share, of the Parent ("Series A TCI Group Common Stock"), (iv) shares of Series A TCI Group Common Stock issuable upon conversion of Debt Securities of the Company or upon conversion of Series Preferred Stock of the Parent, and
(v) any guarantees of the Parent with respect to Debt Securities of the Company, for an aggregate initial offering price of up to $3 billion (or the equivalent thereof denominated in one or more foreign currencies or currency units).

         On February 19, 1998, the Company entered into an underwriting agreement (the "Underwriting Agreement") with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Salomon Brothers Inc, Bear, Stearns & Co. Inc., Credit Suisse First Boston Corporation and Lehman Brothers Inc. (collectively, the "Underwriters") pursuant to which the Company agreed to sell to the Underwriters, subject to the conditions stated in the Underwriting Agreement, $300,000,000 aggregate principal amount of a series of the Company's senior Debt Securities designated as its "7 1/8% Senior Notes due February 15, 2028" (the "Notes").

         In connection herewith, we have examined, among other things, copies of the Restated Certificate of Incorporation and By-laws of the Company, each as amended, certified to our satisfaction; the Underwriting Agreement; the Indenture, dated as of February 19, 1998 (the "Indenture"), between the Company and The Bank of New York, as Trustee (the "Trustee"); the form of the Notes; copies of records of proceedings of the Company's Board of Directors, including
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TCI Communications, Inc.
February 24, 1998

Page 2

committees thereof, certified to our satisfaction; the Company Order, dated February 24, 1998, addressed to the Trustee (the "Company Order"); and such other documents, records, certificates and questions of law as we deemed necessary or appropriate for the purpose of this opinion.

         In rendering the opinions expressed herein, we have assumed: (i) the authenticity of all documents submitted to us as original documents and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduction copies; (ii) that the signatures on all documents examined by us are genuine; and (iii) that the Indenture and the Underwriting Agreement have been duly and validly authorized, executed and delivered by, and constitute the valid and binding obligations of, the parties thereto other than the Company.

         In addition, we have relied upon the truth and correctness of certificates of public officials and statements and certificates of officers and representatives of the Company.

         Based upon the foregoing, we are of the opinion that the Notes have been duly authorized and, when duly executed by the proper officers of the Company, completed, authenticated and delivered by the Trustee in accordance with the Indenture and issued and sold to the Underwriters pursuant to the terms of the Underwriting Agreement, the Notes will be legal, valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable in accordance with their terms, except (A) as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws affecting creditors' rights generally, and (B) that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         Except as stated above, we express no opinion with respect to any other matter. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company's Current Report on Form 8-K, dated February 24, 1998, and to the reference to us under the heading "Validity of the Notes" in the Prospectus Supplement, dated February 19, 1998, to the Prospectus, dated February 19, 1998, forming a part of the Registration Statement and to the incorporation of this opinion by reference into the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
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TCI Communications, Inc.
February 24, 1998

Page 3

         Jerome H. Kern, a special counsel to Baker & Botts, L.L.P., is a director of the Parent. Certain partners of Baker & Botts, L.L.P. and Mr. Kern hold shares, restricted shares and/or options to purchase shares of the common stock of the Parent.


                                                Very truly yours,


                                                /s/  Baker & Botts, L.L.P.
                                                ------------------------------
                                                BAKER & BOTTS, L.L.P.